EXHIBIT 4.1

SCHEDULE OF TRANSACTIONS

The following table sets forth all transactions of Class A Stock effected by the Reporting Person since the filing of Amendment No. 4 on April 28, 2025.

Nature of Transaction	Title of Security	Date	Shares of Class A Stock Sold/Transferred	Average Price Per Share	Gross Proceeds	Total Shares of Class A Stock Remaining
Sale	Class A Stock	4/25/2025	15,383	$10.9495	$168,436.03	11,858,735
Sale	Class A Stock	4/28/2025	13,691	$10.8836	$149,007.67	11,845,044
Sale	Class A Stock	5/19/2025	31,197	$11.8496	$369,672.03	11,813,847
Sale	Class A Stock	5/20/2025	3,842	$11.6799	$44,874.00	11,810,005
Sale	Class A Stock	5/21/2025	701	$11.2814	$7,908.25	11,809,304
Sale	Class A Stock	5/22/2025	19,024	$10.8737	$206,861.98	11,790,280
Sale	Class A Stock	5/23/2025	24,322	$10.8068	$262,843.25	11,765,958
Sale	Class A Stock	5/27/2025	11,198	$10.0701	$123,962.56	11,754,760
Sale	Class A Stock	5/28/2025	12,136	$10.6921	$129,759.86	11,742,624
Sale	Class A Stock	5/29/2025	18,291	$10.7869	$197,303.61	11,724,333
Sale	Class A Stock	5/30/2025	52,839	$10.3024	$544,368.35	11,671,494
Sale	Class A Stock	4/6/2026	331,500	$9.05	$3,000,075.00	11,339,994